UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 26, 2022

Crown Electrokinetics Corp.

(Exact name of registrant as specified in its charter)

Delaware	333-249833	47-5423944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1110 NE Circle Blvd.

Corvallis, Oregon 97330

(Address of Principal Executive Offices)

(800) 674-3612

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	CRKN	NASDAQ Capital Market

Item 1.01 Entry into a Material Definitive Agreement

On July 26, 2022, Crown Electrokinetics Corp. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Purchasers”), pursuant to which the Purchasers purchased an aggregate of 1,058 shares of the Company’s Series D Preferred Stock (“Series D Preferred Stock”) for an aggregate purchase price of approximately $1.06 million. In addition, in connection with the issuance of the Series D Preferred Stock, the Purchasers received a five-year warrant to purchase an aggregate of 814,102 shares of the Company’s common stock (the “Warrants”). The Warrants are exercisable at an exercise price of $1.30 per share of Common Stock, subject to certain adjustments as set forth in the Warrants. The holders may exercise the Warrants on a cashless basis if the shares of our Common Stock underlying the Warrants are not then registered pursuant to an effective registration statement.

Each share of Series D Preferred Stock will have a stated value of $1,000, will be convertible into shares of the Company’s common stock at an initial conversion price of $1.30 (subject to adjustment pursuant to the Certificate of Designation) and will be entitled to a cash dividend of 12% of the stated value upon conversion into shares of common stock. The Company may redeem all, but not less than all, of the Series D Preferred Stock for cash, at a price per share of Series D Preferred Stock equal to 125% of the stated value, as set forth in the Certificate of Designation. Subject to certain exceptions set forth in the Certificate of Designation, the holders of Series D Preferred Stock shall not have the right to vote unless required by applicable law.

The Company and the Purchasers also entered into a Registration Rights Agreement whereby the Company shall use its best efforts to file a registration statement registering the resale of the shares of common stock issuable upon conversion of the Series D Preferred Stock and upon exercise of the Warrants within thirty (30) calendar days following the closing of this offering. The Company shall use is best efforts to have the registration statement declared “effective” within ninety (90) calendar days from closing, or one hundred and twenty (120) from closing in the event the registration statement is reviewed by the Securities and Exchange Commission.

The Series D Preferred Stock and Warrants sold were not registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering. The Purchasers are “accredited investors” as such term is defined in Regulation D promulgated under the Securities Act. This Current Report shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall such securities be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain a legend stating the same.

The foregoing description of the Series D Preferred Stock, the Warrants, the Purchase Agreement and the Registration Rights Agreement does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of such agreements, copies of which are attached hereto as Exhibits 3.1, 4.1, 10.1 and 10.2, respectively.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth in “Item 1.01 Entry into a Material Definitive Agreement” relating to the issuance of the Preferred Stock and Warrants pursuant to the Securities Purchase Agreement is incorporated by reference herein in its entirety. The Company issued the Preferred Stock and Warrants in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description

3.1	Series D Certificate of Designation filed with the Secretary of State of Delaware (incorporated by reference to the Company’s Current Report on Form 8-K filed on July 8, 2022
4.1	Form of Warrant
10.1	Form of Securities Purchase Agreement, dated July 26, 2022, between the Company and the Purchasers
10.2	Form of Registration Rights Agreement, dated July 26, 2022, between the Company and the Purchasers
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWN ELECTROKINETICS CORP.

July 29, 2022	By:	/s/ Doug Croxall
	Name:	Doug Croxall
	Title:	Chief Executive Officer

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